CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement No. 333-152099 on Form S-8, of our report dated March 31, 2009, relating to the consolidated financial statements of Nord Resources Corporation and Subsidiary as of December 31, 2008 and 2007 and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for each of the two years in the period ended December 31, 2008, included in the 2008 Amended Annual Report on Form 10-K/A of Nord Resources Corporation and Subsidiary.

/s/ Mayer Hoffman McCann P.C.

MAYER HOFFMAN MCCANN P.C.
Phoenix, Arizona
September 16, 2009